    As filed with the Securities and Exchange Commission on April 12, 2002

                                                      Registration No. 333-82728
================================================================================



                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                            ----------------------

                              AMENDMENT NO. 1 TO

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                            ----------------------

                           MOORE CORPORATION LIMITED
            (Exact name of registrant as specified in its charter)


  ONTARIO, CANADA                                             98-0154502
  (State or other                                          (I.R.S. employer
  jurisdiction of                                       identification number)
 incorporation or
   organization)


                             ONE CANTERBURY GREEN
                          STAMFORD, CONNECTICUT 06901
                                (203) 406-3700
              (Address, including zip code, and telephone number,
           including area code, of registrant's principal executive
                                   offices)

                             JENNIFER O. ESTABROOK
                    SENIOR VICE PRESIDENT, GENERAL COUNSEL
                            AND ASSISTANT SECRETARY
                             ONE CANTERBURY GREEN
                          STAMFORD, CONNECTICUT 06901
                                (203) 406-3700
               (Name, address, including zip code, and telephone
              number, including area code, of agent for service)
                            ----------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At such time or times as may be determined by the selling shareholders after this registration statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ----------------------




THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


================================================================================

PROSPECTUS (Subject to Completion)

Dated April 12, 2002


[SIDERBAR]

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Comission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

[END SIDEBAR]


                           [MOORE CORPORATION LOGO]


                           MOORE CORPORATION LIMITED




                            15,660,213 COMMON SHARES


     This prospectus relates to an offering by the selling shareholders named herein of 15,660,213 common shares of Moore Corporation Limited. See "Selling Shareholders". Moore will not receive any of the proceeds from the sale of the common shares.

     The selling shareholders may offer the common shares from time to time and in any of several different ways in accordance with their registration rights, as described under "Selling Shareholders" and "Plan of Distribution".

     Moore's common shares are currently listed on the New York Stock Exchange and the Toronto Stock Exchange under the symbol "MCL". On April 11, 2002, the last sale reported on the New York Stock Exchange was $13.71 per common share and the last sale reported on the Toronto Stock Exchange was C$21.87 per common share.

                           ------------------------


     AN INVESTMENT IN OUR COMMON SHARES INVOLVES SIGNIFICANT RISKS. PLEASE READ THE INFORMATION UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 3 TO LEARN ABOUT SOME FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON SHARES.

                           ------------------------


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. IT IS ILLEGAL FOR ANYONE TO TELL YOU OTHERWISE.

                           ------------------------





              THE DATE OF THIS PROSPECTUS IS __________ __, 2002.

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----
Table of Contents.................................................................................................2

Moore Corporation Limited.........................................................................................3

Risk Factors......................................................................................................3

Where You Can Find More Information...............................................................................5

Forward-Looking Statements........................................................................................7

Use of Proceeds...................................................................................................7

Price Range Of Our Common Shares And Dividends....................................................................8

Description of Share Capital......................................................................................9

Selling Shareholders.............................................................................................11

Shares Eligible for Future Sale..................................................................................14

Plan of Distribution.............................................................................................15

Validity of Common Shares........................................................................................17

Experts..........................................................................................................17



                                --------------

     NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO SELL OR TO BUY ONLY THE SHARES OFFERED BY THIS PROSPECTUS, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY TO THE DATE OF THE PROSPECTUS.


     Unless otherwise indicated, all references in this prospectus to currency are to United States dollars. References in this prospectus to "C$" are to Canadian dollars.

                           MOORE CORPORATION LIMITED

     Moore Corporation Limited is an international leader in the management and distribution of print and digital information. As a result of a realignment of our businesses in 2001 to focus on our core printing businesses, we operate in three complementary business segments: Forms and Labels; Outsourcing; and Commercial. The Forms and Labels business designs, manufactures and sells paper based and electronic business forms and labels and provides electronic print management solutions. The Outsourcing business provides high-quality, high-volume variably imaged print and mail, electronic statement and database management services. The Commercial business produces high-quality, multicolor personalized business communications and provides direct marketing services, including project, database and list management services. Our three business segments are more fully described in the "Business" section of our Form 10-K.

     In 2001, we had net sales of $2.2 billion and a net loss of $358 million, principally as a result of $392 million of pre-tax restructuring and other related non-recurring charges. Our results of operations, including these restructuring and other non-recurring charges, are more fully described in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Form 10-K, which is incorporated herein by reference.

     Our executive offices are located at One Canterbury Green, Stamford, Connecticut 06901. Our telephone number is (203) 406-3700 and our internet address is www.moore.com.

                                 RISK FACTORS

     A purchase of the common shares offered by this prospectus involves various risks. These risks include, but are not limited to, the principal factors listed below and the other matters set forth in this prospectus or incorporated by reference in this prospectus. You should carefully consider all of these risks.

     o OUR FINANCIAL PERFORMANCE IS SUBJECT TO THE RISK OF BUSINESS ACQUISITIONS, INCLUDING THE EFFECTS OF INCREASED BORROWING AND THE INTEGRATION OF BUSINESSES. Our business strategy includes growth through acquisitions. Our success is dependent in part upon our ability to effectively integrate acquired operations with our operations. We also rely on sellers for transition assistance. While we believe that we have sufficient management and other resources to accomplish the integration of our past and future acquisitions, there can be no assurance in this regard or that we will not experience difficulties with retaining customers, suppliers, employees or others. In addition, while we are generally entitled to customary indemnification from sellers of businesses for any difficulties that may have arisen prior to our acquisition of each business, the amount and time for claiming under these indemnification provisions is limited. There can be no assurance that we will be able to identify and make acquisitions on acceptable terms or that we will be able to obtain financing for such acquisitions on acceptable terms. As a result, our financial performance is now and will continue to be subject to various risks associated with the acquisition of businesses, including the financial effects associated with any increased borrowing required to fund such acquisitions or with the integration of such businesses.

     o OUR 2000 AND 2001 FINANCIAL STATEMENTS REFLECT SUBSTANTIAL NET LOSSES AND WE CANNOT ASSURE YOU THAT WE WILL BE PROFITABLE IN THE FUTURE. We reported net losses of $358.0 million in 2001 and $66.4 million in 2000. The net losses in 2001 primarily reflected a substantial amount of restructuring and non-recurring charges. The net losses in 2000 primarily reflected increasing cost of sales as a percentage of revenues and increased depreciation and amortization charges. We can not assure that we will realize net income in future. If our net losses continue, our ability to raise financing, or to do so on favorable terms, may be limited as those losses are taken into account by investors and credit ratings organizations.

     o OUR INITIATIVES TO REDUCE COSTS MAY NOT BE SUCCESSFUL. As described in our Form 10-K, Management has developed a six point action plan to increase revenue and reduce costs. As a result of the implementation of the plan, we incurred $391.2 million of pre-tax restructuring and other related charges during 2001. Although the plan has been implemented to improve our cost structure in 2002 and beyond, cost reductions, revenue enhancements and attractive acquisition opportunities may not arise and we may not achieve the goals of the six-point plan. A failure to successfully implement the improvements to our cost structure in 2002 and beyond could have a material adverse effect on our financial position and results of operations.

     o OUR PERFORMANCE IS DEPENDENT UPON OUR KEY PERSONNEL. Our performance depends in large part on the continued service of the management team that joined Moore in late 2000 and 2001 to lead our turnaround. Our performance is also dependent upon our ability to attract, retain and motivate highly qualified personnel to complete the turnaround and execute our business strategy. There can be no assurance that we will be able to retain our management team or to attract and retain other highly qualified personnel and our inability to do so could have a material adverse effect upon our financial position and results of operations.

     o THE HIGHLY COMPETITIVE MARKET FOR OUR PRODUCTS MAY CREATE ADVERSE PRICING PRESSURES. Although we are a diversified printing company, the market for most of our product categories is highly competitive. Most of the markets we serve are relatively fragmented and have a large number of competitors. Some of these competitors are larger than we are and have greater financial and technical resources. We believe that excess capacity in each of these markets combined with the current economic conditions have caused downward pricing pressure and increased competition.

     o VOLATILITY OF RAW MATERIALS PRICES AND AVAILABILITY MAY ADVERSELY AFFECT OUR FINANCIAL RESULTS. The primary raw materials used by us are paper and ink. The cost of paper and ink represents a significant portion of our costs of sales. Increases in price or a lack of availability of supply of these raw materials could have a material adverse effect on our financial condition and results of operations. We use our significant purchasing volume to negotiate long term supply contracts that give us favorable prices, terms, quality and service. While we believe that these long term contracts will enable us to receive adequate supplies of paper in the event of a tight paper supply, there can be no assurance in this regard.

     o FOREIGN CURRENCY EXCHANGE RATES MAY ADVERSELY AFFECT OUR FINANCIAL RESULTS. We are exposed to market risks resulting from changes in foreign currency exchange rates. We manage our exposure by having our various subsidiaries and business units abroad operate in the local currency. To the extent revenues and expenses are not in local currency, we enter into foreign currency forward contracts to hedge the currency risk.

     o OUR PRIVATE PLACEMENT NOTES CONTAIN COVENANTS THAT MAY LIMIT OUR FLEXIBILITY OR PREVENT US FROM TAKING ACTIONS. We have a series of senior guaranteed notes outstanding that contain certain restrictive covenants, including covenants, in each case subject to exceptions, prohibiting us from incurring certain indebtedness, acquiring or disposing of certain assets or businesses or engaging in certain fundamental transactions. A failure to comply with these covenants would result in an event of default under the senior guaranteed notes and could have a material adverse effect on our financial position and results of operations. As a result, the covenants under our senior guaranteed notes affect, and in many respects significantly limit or prohibit, among other things, our ability to:

     o incur indebtedness;

     o engage in transactions with affiliates;

     o sell assets;

     o engage in mergers and acquisitions; and

     o realize important elements of our business strategy.

     The terms of the senior guaranteed notes also require us to meet certain financial ratios and tests, including, but not limited to, ratios and tests based on our net worth, leverage and interest coverage. These covenants may prevent us from integrating our acquired businesses, pursuing acquisitions, significantly limit our operating and financial flexibility and limit our ability to respond to changes in our business or competitive activities. In addition, indebtedness that we incur in the future, including indebtednesses that we may incur to fund acquisitions, may have similar, or more stringent, restrictive covenants and financial tests.

     o WE SUSPENDED PAYMENT OF DIVIDENDS ON OUR COMMON SHARES IN 2001 AND PRESENTLY DO NOT INTEND TO RESUME DIVIDEND PAYMENTS ON OUR COMMON SHARES. On April 23, 2001, our board of directors suspended the payment of dividends on our common shares in light of our financial condition. The board does not intend to resume the payment of dividends for the foreseeable future. This could reduce demand for our common shares among investors that only purchase shares that pay cash dividends.

     o OUR SHARE PRICE MAY DECLINE DUE TO THE LARGE NUMBERS OF SHARES ELIGIBLE FOR FUTURE SALE. Future sales of substantial amounts of our common shares in the public market or otherwise, or the perception that such sales may occur, could adversely affect the prevailing market price of our common shares. A substantial number of common shares are eligible for future sale under this prospectus or otherwise. See "Shares Eligible for Future Sale".


                      WHERE YOU CAN FIND MORE INFORMATION

THE REGISTRATION STATEMENT


     We have filed a registration statement with the Securities and Exchange Commission, or the SEC, that registers the shares offered by this prospectus.


     The registration statement that we filed with the SEC, including the attached exhibits and schedules, contains additional relevant information about Moore and its common shares. The SEC allows us to omit some information included in the registration statement from this prospectus. You should read the entire registration statement in order to obtain this additional information.

FILINGS WITH THE SEC

     In addition, we file reports, proxy statements and other information with the SEC on a regular basis. You may read and copy this information or obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

     The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like Moore, who file electronically with the SEC. The address of that site is http://www.sec.gov.

DOCUMENTS INCORPORATED BY REFERENCE

     THE SEC ALLOWS US TO "INCORPORATE BY REFERENCE" INFORMATION INTO THIS PROSPECTUS. THIS MEANS THAT WE CAN DISCLOSE IMPORTANT INFORMATION TO YOU BY REFERRING YOU TO ANOTHER DOCUMENT FILED SEPARATELY WITH THE SEC. This information incorporated by reference is a part of this prospectus, unless we provide you with different information in this prospectus or the information is modified or superceded by a subsequently filed document.

     This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. They contain important information about Moore and its financial condition.


     o Moore's Annual Report on Form 10-K for the year ended December 31, 2001 (our "Form 10-K").

     o Moore's Current Reports on Form 8-K filed January 3, 2002, January 15, 2002 and April 4, 2002.


     This prospectus also incorporates by reference additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the time of filing of the initial registration statement and before effectiveness of the registration statement, and after the date of this prospectus and before the termination of this offering. These documents include annual reports, quarterly reports and other current reports, as well as proxy statements that will automatically update and supersede the information in this prospectus.

     You can obtain any of the documents incorporated by reference in this document from us or from the SEC through the SEC's web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless we specifically incorporated by reference the exhibit in this prospectus. You can obtain these documents from us by requesting them in writing or by telephone at the following address or number:

                                   Secretary
                           Moore Corporation Limited
                          c/o Moore Executive Offices
                             One Canterbury Green
                          Stamford, Connecticut 06901
                           Telephone: (203) 406-3700
OTHER INFORMATION

     We have not authorized anyone to give you any information about us or this offering that is different from what we tell you in this prospectus or in any of the materials that we have incorporated into this document. If anyone gives you any other information about us, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to buy, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                          FORWARD-LOOKING STATEMENTS

FORWARD-LOOKING STATEMENTS MADE IN THIS PROSPECTUS

     In this prospectus, we make forward-looking statements about our financial condition, results of operations and business. Forward-looking statements are statements made by us concerning events that may or may not occur in the future. These statements may be made directly in this document or may be "incorporated by reference" from other documents. You can find many of these statements by looking for words like "believes," "expects," "anticipates," "estimates" or similar expressions.

FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE


     Forward-looking statements involve known and unknown risks, uncertainties and other factors, including those identified under "Risk Factors" below, elsewhere in this prospectus and incorporated by reference in this prospectus that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the following:


     o   general economic and business conditions;

     o   changes in customer preferences;

     o   competition;

     o   availability of raw materials;

     o the integration of any acquisition, including the integration of transferred employees;

     o   changes in our business strategy;

     o   our indebtedness;

     o quality of our management and business abilities and the judgment of our personnel;

     o   the availability, terms and deployment of capital; and


     o   various other factors referenced in this prospectus and our Form
         10-K.

     See "Item 7: Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Item 1: Business" in our Form 10-K for a further discussion of these factors. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.



                                USE OF PROCEEDS

     The shares may be sold by this prospectus by the selling shareholders. We will not receive any proceeds from the sales of the shares, but we will bear some of the expenses. See "Plan of Distribution -- Expenses" for a description of the payment of expenses.

                PRICE RANGE OF OUR COMMON SHARES AND DIVIDENDS

     The following table sets forth the high and low closing sales prices of our common shares on The Toronto Stock Exchange and the New York Stock Exchange.


                                           THE TORONTO                    NEW YORK STOCK
                                       STOCK EXCHANGE (C$)                 EXCHANGE ($)
                                       -------------------                --------------
                                       High          Low              High               Low
                                       ----          ---              ----               ---
           2000
           4th quarter                 5.10         3.50              3.31               2.31
           3rd quarter                 5.15         3.35              3.44               2.31
           2nd quarter                 6.85         3.25              4.82               2.19
           1st quarter                 9.90         4.56              6.75               3.13

           2001
           4th quarter                15.30        10.88              9.50               6.90
           3rd quarter                12.95         8.00              8.05               6.90
           2nd quarter                 9.25         5.67              5.95               3.67
           1st quarter                 7.70         4.55              5.19               3.06

           2002
           1st quarter                21.18        14.51             13.38               9.18
           2nd quarter (through
           April 11)                  21.87        19.60             13.71              12.35



     On December 31, 2001, there were 10,186 holders of record of our common shares.



DIVIDENDS


     In 2000, we paid a dividend of $0.05 per share each quarter. We also paid a dividend of $0.05 per share on April 2, 2001 to holders of record as of March 2, 2001. On April 23, 2001, our board of directors suspended the payment of dividends on our common shares in light of our financial condition. The board does not intend to resume the payment of dividends for the foreseeable future.

     Withholding taxes at the rate of 25% are imposed on the payment of dividends to non-residents of Canada. Under the present Canada/United States tax treaty, that rate is generally reduced to 15%.

                         DESCRIPTION OF SHARE CAPITAL


     The following description of our share capital and provisions of our articles of amalgamation and bylaws is intended as a summary only and is qualified in its entirety by reference to the provisions of our articles of amalgamation and bylaws, which are filed as exhibits to our Form 10-K, which is incorporated in this prospectus by reference, and to Ontario law.

GENERAL


     Our authorized share capital currently consists of an unlimited number of common shares and an unlimited number of preference shares issuable in one or more series.

COMMON SHARES

     As of February 4, 2002, there were 111,821,073 common shares issued and outstanding. As of February 4, 2002, an additional 6,363,169 common shares were reserved for issuance under our stock option plans.


     Subject to the preferences, limitations and relative rights of holders of our preference shares described below, the holders of our common shares are entitled, among other things:


     o to share ratably in dividends if, when, and as declared by our board of directors out of funds legally available therefor,

     o to receive notice of any meeting of shareholders and to one vote for each share held of record on all matters at all meetings of shareholders, except at a meeting where holders of one class or a particular series are entitled to vote separately, and


     o in the event of our liquidation, dissolution or winding-up, to share ratably in the distribution of assets remaining after payment of debts, obligations and expenses.

     Holders of our common shares have no cumulative voting rights or preemptive rights to subscribe for or purchase any additional shares of capital stock issued by us.


PREFERENCE SHARES

     SHARES ISSUABLE. We are currently authorized to issue an unlimited number of preference shares, none of which are currently issued and outstanding. Our preference shares may be issued in one or more series by our board of directors without further action by shareholders.

     PRIORITY AND DIVIDEND RIGHTS. Our preference shares are entitled to a preference over our common shares and to any other of our other shares ranking junior to the preference shares with respect to payment of dividends and amounts payable in the event of our liquidation, dissolution or winding up. The preference shares of any series are entitled to such other preferences over the common shares and any other shares ranking junior to the preference shares as may be determined by the directors when authorizing the respective series.

     VOTING RIGHTS. The holders of preference shares are not entitled to receive notice of or to attend or to vote at any meeting of our shareholders and are not entitled to vote separately as a class or as a series on any proposal to amend our articles to change the maximum number of the shares of any class or series thereof, or to effect an exchange, reclassification or cancellation of the preference shares or any series thereof, or to create a new class of shares or series thereof having rights or privileges equal or superior to the preference shares or any series thereof, provided,

     o the holder of any series of preference shares is entitled to receive notice of and to attend and to vote at meetings of our shareholders to the extent specifically provided in the rights and privileges attached to such series, provided, that such voting rights, if any, may only arise in the event of non-payment of dividends on such series;

     o the holders of the preference shares or of any series are entitled to vote separately as a class or as a series in respect of any matter for which a separate class vote is specifically provided in the Ontario Business Corporations Act (other than a proposal to amend the articles in the manner described above); and

     o the holders of preference shares are entitled to receive notice of a meeting of the shareholders called for the purpose of authorizing the dissolution of Moore or the sale of its undertaking or a substantial part thereof.

     OTHER MATTERS. Our board of directors is authorized to fix as to any such series the number of shares to be issued and the designation, rights, privileges, restrictions and conditions attaching to the preference shares of such series, including the rate of preferential dividends, whether dividends will be cumulative or non-cumulative, the dates of payment of dividends, whether the shares will be redeemable and, if so, the redemption price and the terms and conditions of redemption, any voting rights, any conversion rights, any sinking fund, purchase fund or other provisions attaching thereto, and the amount payable on return of capital in the event of our liquidation, dissolution or winding-up. Depending upon the rights of any preference shares, their issuance could have an adverse effect on holders of our common shares by delaying or preventing a change in control, making removal of our present management more difficult or resulting in restrictions upon the payment of dividends and other distributions to the holders of our common shares.

SERIES 1 PREFERENCE SHARES


     SHARES ISSUABLE. On December 11, 2000, our board of directors approved the creation of the Series 1 Preference Shares and issued 1,580,000 options to purchase Series 1 Preference Shares in order to induce certain members of our management to join Moore. On December 11, 2001, 25% of these options vested and became exercisable. An additional 25% will become vested and exercisable on each of December 11, 2002, 2003 and 2004. Such options contain a cash-out provision permitting the holder to receive, at the holder's election and in lieu of the delivery of Series 1 Preference Shares, an amount with respect to each Series 1 Preference Share equal to the positive difference between the Current Market Value per Series 1 Preference Share (as defined below) and the exercise price per share of such option. The Current Market Value per Series 1 Preference Share is equal to the closing price per Moore common share on the trading day immediately prior to exercise on the principal stock exchange (which will be The Toronto Stock Exchange as long as the common shares are listed thereon) on which the common shares are then listed, or if not so listed, shall be conclusively deemed to be equal to the closing price of a common share as is applicable under Moore's customary form of option grant and the plans relating thereto. No Series 1 Preference Shares have been issued.

     PRIORITY. In the event of liquidation, dissolution or winding-up of Moore, each holder of a Series 1 Preference Share has the right to receive C$0.001 in respect of each such share, together with all dividends declared and unpaid on such share. After that, the holder of a Series 1 Preference Share will share ratably in any remaining assets with holders of common shares.


     DIVIDEND RIGHTS. Each Series 1 Preference Share entitles the holder to receive a non-cumulative preferential annual dividend of C$0.001 per share as the directors may from time to time determine, and to receive any dividend paid on a common share.

     VOTING RIGHTS.  Each Series 1 Preference Share is non-voting.

     OTHER MATTERS. If, at the time of issuance of any Series 1 Preference Shares, our authorized capital includes a class of non-voting common shares, the Series 1 Preference Shares will be automatically converted into such non-voting common shares on a one-for-one basis. Holders of Series 1 Preference Shares are not be entitled to dissent or vote separately as a class on any proposal to amend our articles to increase or decrease any maximum number of authorized Series 1 Preference Shares or any share having equal or superior rights or privileges thereto, or to effect any exchange, reclassification or cancellation of the Series 1 Preference Shares or to create a new class of shares equal or superior to the Series 1 Preference Shares. Each holder of Series 1 Preference Shares will exercise any voting rights in respect of the Series 1 Preference Shares in accordance with the recommendation of the board of directors. The Series 1 Preference Shares also entail certain anti-dilution rights.


TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common shares is Computershare Trust of Canada.




                             SELLING SHAREHOLDERS


     All of the shares offered by this prospectus by the selling shareholders under registration rights received in connection with the purchase in December 2000 by Chancery Lane/GSC Investors, L.P., which we refer to as the Partnership, of our $70.5 million subordinated convertible debenture due June 30, 2009 and the conversion of that debenture in December 2001 into 21,692,311 of our common shares.

     As an inducement to obtain the conversion, we issued an additional 1,650,000 common shares (the "additional shares") to Greenwich Street Capital Partners II, L.P., GSCP Offshore Fund, L.P., Greenwich Fund, L.P., Greenwich Street Employees Fund, L.P. and TRV Executive Fund, L.P. (collectively, the "GSC Investors"), which under the terms of the agreement governing the Partnership, were entitled to all of the interest paid on the debenture and any redemption premium, as well as the additional shares. In addition, we also agreed to make a payment in cash to the GSC Investors if the 20 day weighted average trading price of the common shares on the New York Stock Exchange at December 31, 2002 is less than $8.00. The amount payable, if any, would be the difference between $14 million and the value at December 31, 2002 of the additional shares issued, provided the maximum amount payable by us shall not, in any event, exceed the value of 3,000,000 common shares at such date. This payment would be due even if the GSC Investors no longer hold the additional shares. In addition, if at December 31, 2003, the 20 day weighted average trading price of the common shares on the New York Stock Exchange is less than $10.83, we agreed to make a further cash payment equal to the lesser of $9 million and the value of 6 million common shares at such date. At our option, any such payments may be made in common shares, subject to regulatory approval. The registration rights also are applicable to the additional shares.

     Alfred C. Eckert III, the Chairman and CEO of Greenwich Street Capital Partners II, L.P. is our director. Additionally Robert G. Burton, our President and Chief Executive Officer and director; Mark A. Angelson, our Non-Executive Chairman and director; Robert B. Lewis, our President, Business Communications Services; James E. Lillie, our Executive Vice President, Operations and Secretary; Thomas J. Quinlan, our Executive Vice President, Treasurer; Mark S. Hiltwein, our Executive Vice President, Chief Financial Officer; Robert G. Burton, Jr., our Senior Vice President, Investor Relations; and Michael Burton, our Vice President, Operations - Commercial and Subsidiary Operations Division were Class B limited partners of the Partnership and, therefore, had an interest in the debenture conversion. Of the 21,692,311 common shares issued upon conversion of the debenture, 11,446,155 were issued to the GSC Investors, 306,237 were issued to Mr. Angelson and a trust controlled by Mr. Angelson, 1,107,693 were issued to Mr. Burton, 166,154 were issued to each of Messrs. Lewis and Lillie, 138,462 were issued to Mr. Quinlan and 55,385 were issued to Messrs. Hiltwein, Robert Burton, Jr. and Michael Burton.

     Under the terms of the registration rights agreement with the Partnership entered into in December 2000, the Partnership had certain rights to request that we file a registration statement registering, for offer and sale, the shares issued upon conversion of the debenture and the additional shares. The right to request registration under the terms of the registration rights agreement was assigned to the GSC Investors in connection with the conversion of the debenture and the dissolution of the Partnership. On January 10, 2002, the GSC Investors exercised this right and requested that we file the registration statement that includes this prospectus. The registration rights agreement, along with a second registration rights agreement entered into among Moore, the Partnership and the GSC Investors in December 2001, provides, among other things, that the GSC Investors have the right to request two widely-distributed underwritten offerings under this prospectus. In addition,
(1) the GSC Investors, as the parties requesting the registration of the shares covered by this prospectus, have the right to request an unlimited number of block trades (whether or not underwritten) and an unlimited number of non-underwritten takedowns and (2) the other selling shareholders exercising piggy-back rights have the right to participate in a widely-distributed underwritten offering requested by the GSC Investors, subject to cutback rights, and to sell their shares in block trades.

     The following table sets forth, based on information currently available to Moore:

     o   the name of each selling shareholder;

     o the number of shares and the percentage of common shares beneficially owned by each selling shareholder prior to the date of this prospectus, if such selling shareholder owns more than one percent of the outstanding common shares;
     o the number of common shares being offered hereby by each selling shareholder; and

     o the number of shares and the percentage of common shares to be beneficially owned by each selling shareholder after the sale of all common shares registered hereby, if such selling shareholder will own more than one percent of the outstanding common shares.


     To the extent not described above, the footnotes to the table below and the following discussion set forth all material relationships between us and the selling shareholders during the past three years, including the options that were granted to certain of the selling shareholders who are also our officers in order to induce them to join Moore in December 2000.

     The selling shareholders may offer and sell, from time to time, some or all of the common shares covered by this prospectus. We have registered the common shares covered by this prospectus for offer and sale by the selling shareholders so that those shares may be freely sold to the public by them. Registration of the common shares covered by this prospectus does not mean, however, that those shares necessarily will be offered or sold.

                                                  SHARES BENEFICIALLY                          SHARES BENEFICIALLY
                                                      OWNED AS OF                              OWNED IF ALL SHARES
                                                     MARCH 31, 2002                            REGISTERED ARE SOLD
                                                -------------------------                 ------------------------------
                                                                 PERCENT       NUMBER OF                          PERCENT
                     NAME                            NUMBER        AGE      SHARES OFFERED         NUMBER           AGE
----------------------------------------------     ----------     -------    --------------         ------       -----------
 Greenwich Street Capital Partners II, L.P.(1)    11,699,816       10.46      11,699,816                 0
 Robert G. Burton(3)                               1,268,691        1.12       1,107,693           160,998            *
 Greenwich Street Employees Fund, L.P. (1)           698,445           *         698,445
 Greenwich Fund, L.P. (1)                            396,315           *         396,315                 0
 GSCP Offshore Fund, L.P. (1)                        243,916           *         243,916                 0
 Mark A. Angelson(4)                                 223,160           *         223,160                 0
 James E. Lillie(3)                                  211,828           *         166,154            45,674            *
 Robert B. Lewis(3)                                  193,219           *         166,154            27,065            *
 Thomas J. Quinlan, III(3)                           166,042           *         138,462            27,580            *
 Jeffrey L. Berenson(2)                              157,635           *         157,635                 0
 Raymond Minella(2)                                  110,504           *         110,504                 0
 Gregg Feinstein                                     100,875           *         100,875                 0
 Mark Alan Angelson Trust(4)                          83,077           *          83,077                 0
 Robert G. Burton, Jr.(3)                             78,191           *          55,385            22,806            *
 Mark S. Hiltwein(3)                                  72,248           *          55,385            16,863            *
 Michael Burton(3)                                    70,637           *          55,385            15,252            *
 Michael Kraus                                        69,096           *          69,096                 0
 TRV Executive Fund, L.P. (1)                         57,663           *          57,663                 0
 Roger Altman                                         27,385           *          27,385                 0
 David Wheeler                                        13,838           *          13,838                 0
 Berenson & Minella(2)                                12,510           *          12,510                 0
 Richard Oh                                            8,303           *           8,303                 0
 Garth Klimchuk                                        6,919           *           6,919                 0
 Steven Wayne                                          6,138           *           6,138                 0
                                                       -----                       -----           -------
     TOTAL                                        15,976,451                  15,660,213           315,238



-----------------

* Before the date of this prospectus, the selling shareholder owns, and after the completion of the sale of all of the common shares the selling shareholder will own, less than 1% of the outstanding common shares.


1. Greenwich Street Investments II, L.L.C. and GSCP (NJ), L.P. are the general partner and manager, respectively, of Greenwich Street Capital Partners II, L.P., GSCP Offshore Fund, L.P., Greenwich Fund, L.P., Greenwich Street Employees Fund, L.P. and TRV Executive Fund, L.P. GSCP
     (NJ), Inc. is the general partner of GSCP (NJ), L.P. For the purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, Greenwich Street Investments II, L.L.C., as general partner of these selling shareholders, GSCP (NJ), L.P., as manager of these selling shareholders, and GSCP (NJ), Inc., as general partner of the manager of these selling shareholders, may be deemed to beneficially own the shares held by these selling shareholders. Notwithstanding the foregoing, Greenwich Street Investments II, L.L.C., GSCP (NJ), L.P. and GSCP (NJ), Inc. disclaim beneficial ownership of the shares held by these selling shareholders. Alfred C. Eckert III is a director of Moore. As one of nine managing members of the general partner of, and through his position with the manager of, these selling shareholders, Mr. Eckert may be deemed for the purposes of Rule 13d-3 to beneficially own the shares held by these selling shareholders. Notwithstanding the foregoing, Mr. Eckert disclaims beneficial ownership of the shares held by these selling shareholders.

2. Berenson & Minella has performed advisory and investment banking services on behalf of Moore and received customary compensation in connection therewith. Jeffrey L. Berenson and Raymond Minella are principals of Berenson & Minella and may be deemed to beneficially own the shares held by Berenson & Minella.

3. The following individuals are officers of Moore: Robert G. Burton (President and Chief Executive Officer), Robert B. Lewis (President, Business Commication Services), James E. Lillie (Executive Vice President, Operations and Secretary), Thomas J. Quinlan, III (Executive Vice President, Treasurer), Mark S. Hiltwein (Executive Vice President, Chief Financial Officer), Robert G. Burton, Jr. (Senior Vice President, Investor Relations) and Michael Burton (Vice President, Operations-Commercial and Subsidiary Operations Division). Robert G Burton, Jr. and Michael Burton are sons of Robert G. Burton. In addition to the shares set forth in the foregoing table, options to purchase Series 1 Preference Shares were granted to Messrs. Robert G. Burton, Lewis, Lillie, Quinlan, Hiltwein, Robert Burton, Jr. and Michael Burton in order to induce them to join Moore in December 2000. Mr. Robert G. Burton received 1,000,000 options, Messrs. Lewis and Lillie each received 200,000 options, Mr. Quinlan received 100,000 options, Mr. Hiltwein received 40,000 options, Mr. Robert Burton, Jr. received 30,000 options and Mr. Michael Burton received 10,000 options.

4. Mr. Angelson is the non-executive Chairman of the Board of Directors. Mr. Angelson may be deemed to beneficially own the shares beneficially owned by the Mark Alan Angelson Trust.

AGREEMENT REGARDING DESIGNATION OF DIRECTOR NOMINEES

     Under the terms of the December 2000 debenture purchase agreement that we entered into with the Partnership, it was agreed that: (1) Mr. R. Theodore Ammon and Mr. Alfred C. Eckert, III (or two other persons specified by the Partnership as to which a majority of the Board does not have a bona fide objection) would be nominated for election as our directors; (2) Mr. Robert G. Burton, as our Chief Executive Officer, would be nominated for election as our director; and (3) Mr. Newton N. Minow and Mr. John W. Stevens (or, if Mr. Minow or Mr. Stevens are unable or unwilling to act, other persons acceptable to the Partnership, acting reasonably) would be nominated for election as our directors. Upon Mr. Ammon's death, in November 2001, Mark A. Angelson was appointed to serve as non-executive Chairman and our director.

     The 2000 debenture purchase agreement provided that if, at any time, the Partnership and certain other specified entities, which we collectively refer to as the Restricted Group, own common shares issued on the conversion of the debenture which in the aggregate equal less than 50% of the initial number of common shares to which the Restricted Group was entitled, the Partnership would lose its right to designate one of the two director nominees denoted in each of (1) and (3) in the paragraph above. Similarly, if at any time the Restricted Group owns common shares issued on the conversion of the debenture which in the aggregate equal less than 33 1/3% of the initial number of common shares to which the Restricted Group was entitled, the Partnership would have no further rights with respect to the nomination of directors. The Partnership dissolved on December 28, 2001 when the debenture was converted. In connection with the dissolution of the Partnership, the rights of the Partnership with respect to the nomination of directors were assigned to Greenwich Street Capital Partners II, L.P. and Greenwich Street Capital Partners II, L.P. advised us that so long as it was entitled to nominate two directors for election, it would nominate Messrs. Angelson and Eckert and in the event it was entitled to nominate only one director for election, it would nominate Mr. Eckert.


                        SHARES ELIGIBLE FOR FUTURE SALE


     As of February 28,2002, the Company had outstanding 111,871,698 common shares. The common shares registered hereby are not freely tradeable without restriction or registration under the Securities Act. Other than 1,650,000 common shares newly issued on December 28, 2001, all of these shares are eligible for sale in accordance with Rule 144 or Rule 145 under the Securities Act.

     In general, under Rule 144 as currently in effect, any person who has beneficially owned shares for at least one year, including persons who may be deemed an "affiliate" of the Company, is entitled to sell within any three-month period a number of common shares that does not exceed the greater of (i) 1% of the then outstanding common shares or (ii) the average weekly trading volume in our common shares during the four calendar weeks preceding such sale. Such sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and to the availability of our current public information. In addition, any person who is not deemed our "affiliate," and who has beneficially owned his or her shares for at least two years, is entitled to sell such shares under Rule 144 without regard to the volume limitations, manner of sale provisions or notice requirements.

     While no predictions can be made of any effect that open market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time, sales of substantial amounts of our common shares in the public market, or the perception that such sales will occur, could adversely affect market prices and trading activities in our common stock. See "Risk Factors - Our share price may decline due to large numbers of shares eligible for future sale".

                             PLAN OF DISTRIBUTION

     The selling shareholders may offer and sell, from time to time, some or all of the common shares covered by this prospectus. We have registered the common shares covered by this prospectus for offer and sale by the selling shareholders so that those shares may be freely sold to the public by them. Registration of the common shares covered by this prospectus does not mean, however, that those shares necessarily will be offered or sold. We will not receive any proceeds from any sale by the selling shareholders of the securities. See "Use of Proceeds".

METHODS OF DISTRIBUTION BY SELLING SHAREHOLDERS

     Each of the selling shareholders may offer and sell any or all of the shares from time to time and in several different ways. For example, they may make sales:

     o   in privately negotiated transactions;

     o   through broker-dealers, who may act as agents or principals;

     o in a block trade in which a broker-dealer will attempt to sell a block of common shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o through one or more underwriters on a firm commitment or best-efforts basis;

     o   directly to one or more purchasers;

     o   through agents; or

     o   in any combination of the above.

     When selling the shares, the selling shareholders may enter into hedging transactions. For example, the selling shareholders may:

     o enter into transactions involving short sales of common shares by broker-dealers;

     o sell common shares short themselves and deliver the shares registered under this prospectus to settle such short sales or to close out stock loans incurred in connection with their short positions;

     o enter into option or other types of transactions that require the selling shareholders to deliver common shares to a broker-dealer or other person, who will then resell or transfer the common shares under this prospectus; or

     o loan or pledge the common shares to a broker-dealer or other person, who may sell the loaned shares or, in the event of default, sell the pledged shares.

     From time to time, the selling shareholders may offer shares through brokers, dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from any selling shareholder, agents and/or the purchasers for whom they may act as agent.

     Unless otherwise agreed, all shares will be sold in accordance with the terms of the registration rights agreements we have entered into with respect to the shares.

PREPARATION OF AN ADDITIONAL PROSPECTUS TO DESCRIBE THE METHOD OF SALE

     If necessary, we will prepare another prospectus to describe the method of sale in greater detail. As of the date of this prospectus, we do not know of any arrangements by the selling shareholders to sell the shares, nor do we know which brokerage firms the selling shareholders may select to sell the shares. In addition, the selling shareholders may sell the shares without the aid of a registration statement if it follows certain SEC rules, including Rule 144 under the Securities Act.

PARTIES THAT MAY BE DEEMED UNDERWRITERS

     The selling shareholders and any brokers, dealers or agents that participate in the distribution of the shares may be considered "underwriters" under the federal securities laws. If a selling shareholder is considered an underwriter, any profits on the sale of shares by it and any associated discounts, concessions or commissions may be considered underwriting compensation under the federal securities laws. In addition, if a selling shareholder is considered an underwriter, the selling shareholder may be subject to some liabilities for misstatements and omissions in the registration statement.

     We have agreed to indemnify the selling shareholders against certain liabilities arising in connection with this offering, including liabilities under the Securities Act or to contribute to payments that the selling shareholders may be required to make in that respect.

REGULATION OF SALES BY SELLING SHAREHOLDERS

     The selling shareholders and any other person participating in a sale or distribution of shares will be subject to applicable provisions of the Securities Exchange Act of 1934, which is the federal statute regulating sales of securities. Some rules and regulations issued by the SEC, including some limitations on activities during securities offerings and anti-fraud provisions, may limit when the selling shareholders, or any other person, may sell or purchase the shares.


     Specifically, and without limiting the preceding paragraph, the selling shareholders will be subject to Regulation M, the provisions of which may limit the timing of purchases and sales of common shares by the selling shareholders. These limitations may affect the marketability of the common shares.


     In some jurisdictions, the state securities laws require that the shares be offered or sold only through registered or licensed brokers or dealers. In addition, in some jurisdictions the shares may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

EXPENSES

     We will not receive any part of the proceeds from the sale of the shares. We will bear expenses we incur in registering the shares with the SEC. We estimate these expenses to be approximately $_____. If and when we are required to update this prospectus, we may incur additional expenses in excess of the amount estimated above. The selling shareholders will pay their own expenses, including underwriting discounts, brokerage commissions, legal fees or similar expenses, in offering and selling the shares.

                           VALIDITY OF COMMON SHARES


     The validity of the common shares offered hereby has been passed upon for the Company by Osler, Hoskin & Harcourt LLP, Canadian counsel for Moore.


                                    EXPERTS


     The financial statements and the related financial statement schedule as of December 31, 2001 and for the year then ended, incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated by reference herein, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The financial statements and the related financial statement schedule as of December 31, 2000 and for the two years then ended, incorporated by reference in this prospectus have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their reports, which are incorporated by reference herein, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


The following table sets forth an itemization of all estimated expenses in connection with the issuance and distribution of the securities hereby registered, all of which are payable by Moore:


    Registration statement filing fee....................................       $ 17,682
    Legal fees and expenses..............................................
    Accounting fees and expenses.........................................
    Miscellaneous fees and expenses......................................
                                                                                 -------

         Total...........................................................       $
                                                                                 =======



ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 136 of the Ontario Business Corporations Act (the "Ontario Law") provides that a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of such corporation or body corporate, if, (a) he or she acted honestly and in good faith with a view to the best interests of the corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.

     Section 28 of Moore's By-laws provides as follows:

     Section 28 Indemnity of directors, officers, etc. (a) Subject to the provisions of paragraph (b), the Corporation shall indemnify each director or officer of the Corporation, each former director or officer of the Corporation and each person who acts or acted at the Corporation's request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Corporation or such body corporate, if, (i) he acted honestly and in good faith with a view to the best interests of the Corporation; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

         (b) The Corporation may only indemnify a person referred to in paragraph (a) in respect of an action by or on behalf of the Corporation or a body corporate referred to therein to procure a judgment in its favour, to which he is made a party by reason of being or having been a director or an officer of the Corporation or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with such action if he fulfills the conditions set out in clauses (i) and (ii) of paragraph (a) and if such indemnity is made with the approval of a court.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT NO.        DESCRIPTION
-----------        -----------

4.1 Registration Rights Agreement, dated as of December 21, 2000, between the registrant and Chancery Lane/GSC Investors, L.P.*

4.2 Registration Rights Agreement, dated as of December 28, 2001, among the registrant, the GSC Investors

5.1 Opinion of Osler, Hoskin & Harcourt LLP, as to validity of the common shares.***

10.1 Debenture Purchase Agreement, dated as of December 12, 2000, between the registrant and Chancery

10.2 Conversion Inducement Agreement, dated as of December 28, 2001, between the registrant and Chancery

10.3 Transfer Agreement, dated as of December 28, 2001, among the registrant, Greenwich Street Capital


23.1               Consent of PricewaterhouseCoopers LLP


23.2               Consent of Deloitte & Touche LLP

23.3               Consent of Osler, Hoskin & Harcourt LLP (included in
                   Exhibit 5.1).

---------------

* Incorporated by reference from Exhibit 4.5 to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001.

** Incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2001.

***   Previously filed.



ITEM  17.  UNDERTAKINGS


     The undersigned registrant (the "Registrant") hereby undertakes:


                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (a) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933 (as amended, and together with the rules and regulations thereunder, the "Securities Act");

                           (b) To reflect in the prospectus any facts or
                  events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                           (c) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (as amended, and together with the rules and regulations thereunder, the "Securities Exchange Act") that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange
         Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                   (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise (other than pursuant to insurance), the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and may, therefore, be unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding and other than insurance payments) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford and the State of Connecticut, on this 12th day of April, 2002.



                                     MOORE CORPORATION LIMITED


                                     By: /s/  Robert G. Burton
                                        ----------------------------------------
                                     Name:  Robert G. Burton
                                     Title:  President & Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on April 12, 2002.



            SIGNATURE                                          TITLE                            DATE
            ---------                                          -----                            ----
/s/ Mark A. Angelson                        Non-Executive Chairman of the Board             April 12, 2002
---------------------------                              and Director
Mark A. Angelson

/s/ Robert G. Burton                           President, Chief Executive                   April 12, 2002
---------------------------                       Officer and Director
Robert G. Burton

/s/ Mark S. Hiltwein               Executive Vice President, Chief Financial Officer        April 12, 2002
---------------------------
Mark S. Hiltwein

/s/ Richard T. Sansone                         Vice President, Controller                   April 12, 2002
---------------------------                  (Principal Accounting Officer)
Richard T. Sansone

/s/ Ronald J. Daniels                                   Director                            April 12, 2002
---------------------------
Ronald J. Daniels

/s/ Shirley A. Dawe                                     Director                            April 12, 2002
---------------------------
Shirley A. Dawe

/s/ Alfred C. Eckert, III                               Director                            April 12, 2002
---------------------------
Alfred C. Eckert, III

---------------------------                             Director                            April 12, 2002
David R. McCamus


/s/ Joan D. Manley                                      Director                            April 12, 2002
---------------------------
Joan D. Manley

/s/ Lionel H. Schipper                                  Director                            April 12, 2002
---------------------------
 Lionel H. Schipper

/s/ John W. Stevens                                     Director                            April 12, 2002
---------------------------
John W. Stevens

                                 EXHIBIT INDEX


EXHIBIT NO.                            DESCRIPTION                                        LOCATION
-----------                            -----------                                        --------
4.1                Registration Rights Agreement, dated as of December         Incorporated by reference from Exhibit
                   21, 2000, between the registrant and Chancery               4.5 to our Quarterly Report on Form 10-Q
                   Lane/GSC Investors, L.P.                                    for the quarter ended September 30, 2001.

4.2                Registration Rights Agreement, dated as of December         Incorporated by reference from Exhibit
                   28, 2001, among the registrant, the GSC Investors           4.5 to our Annual Report on Form 10-K for
                   listed on a schedule thereto and Chancery Lane/GSC          the year ended December 31, 2001.
                   Investors, L.P.

5.1                Opinion of Osler, Hoskin & Harcourt LLP, as to the          Previously filed.
                   validity of the common shares

10.1               Debenture Purchase Agreement, dated as of December 12,      Incorporated by reference from Exhibit
                   2000, between the registrant and Chancery Lane/GSC          4.2 to our Annual Report on Form 10-K for
                   Investors, L.P. (including the form of 8.70%                the year ended December 31, 2001.
                   Subordinated Convertible Debenture Due June 30, 2009).

10.2               Conversion Inducement Agreement, dated as of December       Filed herewith.
                   28, 2001, between the registrant and Chancery Lane/GSC
                   Investors, L.P.

10.3               Transfer Agreement, dated as of December 28, 2001,          Filed herewith.
                   among the registrant, Greenwich Street Capital
                   Partners II, L.P. and the other persons listed on the
                   Schedule of Investors thereto.


23.1               Consent of PricewaterhouseCoopers LLP                       Filed herewith.

23.2               Consent of Deloitte & Touche LLP                            Filed herewith.

23.3               Consent of  Osler, Hoskin & Harcourt LLP                    Included in Exhibit 5.1.